SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of January 5, 2015, is made by and between Intrepid Potash, Inc., a Delaware corporation (the “Corporation”), and Martin D. Litt (“Executive”).
WHEREAS, Executive’s service as the Executive Vice President, General Counsel, and Secretary of the Corporation will terminate effective as of January 5, 2015;
WHEREAS, Executive will provide transition services as a non-executive officer employee of the Corporation from January 6, 2015, through March 6, 2015 (the “Termination Date”); and
WHEREAS, the Corporation and Executive (collectively the “Parties”) desire to enter into this Agreement, which sets forth certain terms relating to the termination of Executive’s employment and provides for certain payments and benefits that will be made to Executive as a result of his termination of employment.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Termination of Employment.
(a)    The Parties acknowledge and agree that (i) Executive’s service as the Executive Vice President, General Counsel, and Secretary of the Corporation will terminate effective as of January 5, 2015, and (ii) Executive’s employment with the Corporation and its affiliates will terminate as of the Termination Date. Executive has resigned or hereby resigns all positions he has held as an officer of the Corporation and its subsidiaries and affiliates, effective as of January 5, 2015, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Corporation to further effectuate or further memorialize the resignation from such positions. From January 6, 2015, through the Termination Date, Executive will provide such transitional services as are reasonably requested by the Chief Executive Officer of the Corporation or his designee from time to time.
(b)    On the Termination Date, the Corporation will pay Executive a lump sum cash payment in respect of Executive’s (i) accrued but unpaid base salary earned through the Termination Date, and (ii) accrued but unused vacation time earned through the Termination Date. In addition, the Corporation will reimburse Executive for all business expenses incurred on behalf of the Corporation through the Termination Date, in accordance with the Corporation’s policies with respect to the reimbursement of expenses.
2.    Severance Payments and Benefits. If Executive (a) executes this Agreement effective as of January 5, 2015, (b) re-executes this Agreement on or after the Termination Date (the “Re-Execution”) and the revocation period described in Section 8 hereof with respect to the Re-Execution expires within 30 days after the Termination Date (the date on which such revocation period expires, the “Release Effective Date”) and (c) continues to comply with his fiduciary obligations to the Corporation and the terms of this Agreement, then Executive will be entitled to the following (the “Severance Benefits”):
A lump sum cash payment equal to $108,333, payable on the first regularly scheduled payroll date following the Release Effective Date in accordance with the Corporation’s normal payroll practices.
3.    Executive Acknowledgements and Covenants. Executive acknowledges that the Corporation has provided him with all monies and benefits to which he is owed and that the Corporation’s agreement to provide the Severance Benefits is solely in exchange for the promises, releases and agreements of Executive set forth in this Agreement. Executive further acknowledges that such Severance Benefits do not constitute an admission by the “Releasees” (as defined below) of liability or of violation of any applicable law or regulation. The Releasees expressly deny any liability or alleged violation and state this arrangement has been made in recognition of Executive’s service to the Corporation and for the purpose of compromising any and all claims of Executive without the cost and burden of litigation. Executive acknowledges and agrees that the confidentiality, non-solicitation, and non-disparagement provisions in Section 6 of this Agreement will continue to apply after the Termination Date. Executive acknowledges and agrees that he is required to execute this Agreement and continue to comply with the terms of this Agreement as a condition to receiving the Severance Benefits, and would not be entitled to the Severance Benefits if he did not do so.
4.    General Release of Claims.
(a)    Executive and his heirs, personal representatives, successors and assigns, hereby forever release, remise and discharge the Corporation and its subsidiaries, and each of their past, present, and future officers, directors, shareholders, members, employees, trustees, agents, representatives, affiliates, successors and assigns (collectively referenced herein as “Releasees”) from any and all claims, claims for relief, demands, actions and causes of action of any kind or description whatsoever, known or unknown, whether arising out of contract, tort, statute, treaty or otherwise, in law or in equity, which Executive now has, has had, or may hereafter have against any of the Releasees (i) from the beginning of time through the date upon which Executive signs this Agreement, and/or (ii) arising from, connected with, or in any way growing out of, or related to, directly or indirectly, (A) Executive’s service as an officer, director or employee, as the case may be, of the Corporation and its subsidiaries and affiliates, (B) any transaction prior to the date upon which Executive signs this Agreement and all effects, consequences, losses and damages relating thereto, (C) all cash incentive awards, and all equity or equity-based awards granted, or promised to be granted, by the Corporation to Executive and (D) Executive’s termination of employment with the Corporation under the common law or any federal or state statute, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991, as amended; The Equal Pay Act; the False Claims Act, 31 U.S.C.A. § 3730, as amended, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform and Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended (“ADEA”); The Older Workers’ Benefit Protection Act of 1990, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The Occupational Safety and Health Act, as amended; The Fair Labor Standards Act of 1938; Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(b)    Notwithstanding the foregoing, nothing in this Agreement will release or waive any rights or claims Executive may have: (i) under this Agreement or to the Severance Benefits; (ii) for indemnification under any written indemnification agreement by and between Executive and the Corporation and/or under applicable law or the Corporation’s charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans of the Corporation; (v) with respect to any claims that cannot be waived by operation of law; (vi) with respect to any claims which may arise after Executive signs this Agreement; or (vii) with respect to Executive’s right to challenge the validity of the release under the ADEA.
(c)    Additionally, while Executive acknowledges and understands that by this Agreement he foregoes, among other things, any and all past and present rights to recover money damages or personal relief arising out of Executive’s employment with the Corporation, the Parties agree that this Agreement shall not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency.
5.    Affirmations. Executive affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Corporation or any of its subsidiaries or affiliates in any forum or form. Executive also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Corporation or any subsidiary or affiliate thereof.
6.    Restrictive Covenants. Executive acknowledges and agrees that he is subject to the following restrictive covenants, which will continue to apply after the Termination Date:
(a)    Confidential Information. Except as expressly authorized by the Corporation, Executive shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way any confidential or secret knowledge or information of the Corporation or its subsidiaries (collectively the “Intrepid Parties”) that Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of Executive’s employment with the Corporation, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or business plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Intrepid Parties, any customer or dealer lists of the Intrepid Parties, any confidential or secret development of the Intrepid Parties, or any other confidential information or secret aspects of the business of the Intrepid Parties (collectively, “Confidential Information”). Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Intrepid Parties and represents a substantial investment of time and expense by the Intrepid Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the Intrepid Parties would be wrongful and would cause irreparable harm to the Intrepid Parties. Both during and after Executive’s employment with the Corporation, Executive shall refrain from any acts or omissions that would reduce the value of the Confidential Information. The foregoing obligations of confidentiality shall not apply to any knowledge or information (i) that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Intrepid Parties, other than as a direct or indirect result of the breach of this Agreement by Executive; or (ii) is lawfully obtained by Executive from a third party, provided that Executive did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Executive. As of the Termination Date, or at such other time as the Corporation may request, Executive shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Executive may then possess or have under his control.
(b)    Non-Solicitation. In his capacity as an employee, Executive has met with and will continue to meet with the Intrepid Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business Relations”) on behalf of the Intrepid Parties, and, as a consequence of using or associating himself with the Intrepid Parties’ name, goodwill, and professional reputation, Executive has been placed in a position where he can develop personal and professional relationships with the Intrepid Parties’ current and prospective customers. In addition, during the course and as a result of Executive’s employment, Executive has been or may be provided certain specialized training or know-how. Executive acknowledges that this goodwill and reputation, as well as Executive’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the Intrepid Parties. Executive agrees that during the time period commencing on January 5, 2015, and terminating on the date that is one (1) year after the Termination Date, Executive shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the Intrepid Parties to leave the employ of the Intrepid Parties, (ii) hire any person who was employed by the Intrepid Parties at any time during the one-year period immediately preceding the Termination Date, or (iii) induce or attempt to induce any current or prospective Business Relation of the Intrepid Parties (including, without limitation, any business entity that the Intrepid Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the Intrepid Parties.
(c)    Non-Disparagement. Executive will refrain from making statements that criticize, disparage or ridicule the Intrepid Parties (which, for purposes of this subparagraph, shall include their directors, agents, officers, employees, members, or assigns) or that are detrimental to the reputation or image of any Intrepid Party. Nothing in this subsection will prevent Executive from asserting his legal rights before an administrative agency or court of law, or from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.
7.    Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Corporation has advised him of his right to consult with an attorney of his own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) Executive is entering into this Agreement, including the provisions set forth in Section 4 hereof, knowingly, freely and voluntarily in exchange for good and valuable consideration.
8.    Revocation. Executive acknowledges that he has been given twenty-one (21) calendar days to consider the terms of this Agreement, although he may sign it sooner. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Executive will have seven (7) calendar days from the dates on which he signs this Agreement to revoke his consent to the terms of this Agreement. Such revocation must be in writing and sent via hand delivery or facsimile to the attention of the Corporation’s Executive Vice President of Human Resources and Risk Management, fax no: (303) 298-7502. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement will not become effective and Executive will not have any rights to the Severance Benefits. Provided that Executive does not revoke this Agreement within such seven-day period, this Agreement will become effective on the eighth calendar day after the date on which Executive signs it.
9.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if personally delivered, delivered by overnight courier of national reputation (e.g., FedEx or UPS) or sent by registered mail, return receipt requested, as follows:

To the Corporation:	Intrepid Potash, Inc. 707 17th Street, Suite 4200 Denver, CO 80202 Attention: Executive Vice President of Human Resources and Risk Management

To Executive:	At the address currently on the Corporation’s records
10.    Governing Law. This Agreement will be governed by and construed and enforced according to the laws of the State of Colorado, without regard to conflicts of laws principles thereof.
11.    Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Corporation is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided hereunder, and Executive shall be responsible for any taxes imposed on him with respect to any such payment.
12.    Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto.
13.    Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Corporation makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.
14.    Modifications. This Agreement may not be changed, amended, or modified unless done so in a writing signed by the Corporation and Executive.
15.    Outplacement Services. The Corporation agrees to reimburse Executive for up to $5,000 in individual outplacement services actually used and paid for by him during the twelve (12)-month period following the Termination Date.  The scope and providers of any reimbursable outplacement services will be selected by Executive, who will be reimbursed within forty-five (45) days after submitting to the Corporation the third-party receipts showing the amounts paid by him for the services.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Intrepid Potash, Inc.

Dated: January 5, 2015	By: /s/ James N. Whyte
Name: James N. Whyte
Title: Executive Vice President of Human Resources and Risk Management

Martin D. Litt

Dated: January 7, 2015	/s/ Martin D. Litt

Executive hereby re-executes this Agreement on the date set forth below.

Martin D. Litt

Dated: , 2015

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